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                                       Exhibit 17

                         FORM OF CONSENT


                GLOBAL VALUE LIMITED PARTNERSHIP

    Written Consent Form Regarding the Proposals (i) to amend
       the Partnership Agreement, and (ii) to convert the
        Partnership into a Registered Open-end Management
                       Investment Company.

         THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF
     THE GENERAL PARTNER OF GLOBAL VALUE LIMITED PARTNERSHIP

    The undersigned, being a Limited Partner of Global Value Limited Partnership (the "Partnership") on March 31, 1998, has placed an "X" on the appropriate lines below to indicate its vote each (1) on the proposal to amend the Amended and Restated Agreement of Limited Partnership dated as of January 1, 1996, (the "Partnership Agreement"), as set forth in the enclosed Proxy Statement/Prospectus; and (2) on the proposal to convert the Partnership into a registered open-end management investment company, as described in the enclosed Proxy Statement/Prospectus, pursuant to the Partnership Agreement as amended by Proposal 1.


(1) Proposal 1:  Amendments to the Partnership Agreement.

    ____ Approve the Amendments
    ____ Disapprove the Amendments
    ____ Abstain


(2) Proposal 2:  The Conversion.

    ____  Approve the Conversion
    ____  Disapprove the Conversion
    ____  Abstain


Dated as of:  _______________  ____ ,  1998

                   _______________________________________
                   (Signature of Limited Partner)

                   _______________________________________
                   (Typed or Printed Name of Limited Partner)





47180060.AW9